News Release
Electro-Optical Sciences Announces MelaFind(R) Data Presented at American Academy of Dermatology Annual Meeting
SAN FRANCISCO, March 6 /PRNewswire-FirstCall/ — Electro-Optical Sciences, Inc. (“EOS”) (Nasdaq: MELA) today announced that three studies evaluating the MelaFind system in the detection of melanoma were presented at the American Academy of Dermatology 2006 Annual Meeting (“AAD”) taking place in San Francisco. MelaFind is a hand-held imaging device that uses visible and infrared light to capture images of suspicious pigmented skin lesions, which are then analyzed against a proprietary database of melanomas and benign lesions. EOS is preparing to commence a pivotal trial for MelaFind this year.
“The early detection of melanoma is critical to improving outcomes in patients with melanoma. Since early melanomas often appear clinically benign, early detection can be very difficult to achieve. The data from the ongoing studies of MelaFind suggest that MelaFind may provide doctors with an objective tool to assist in the early detection of melanoma,” said Dr. Martin C. Mihm, Co-Chairman, Melanoma Pathology Program of the World Health Organization, and Professor of Pathology and Dermatology, Harvard Medical School.
Dr. Dina Gutkowicz-Krusin, Director of Clinical and Algorithm Systems Development for EOS, presented the latest findings at the Annual Meeting of the International Dermoscopy Society held in conjunction with the AAD on Sunday, March 5, 2006. In the study, researchers initiated a blinded trial to evaluate the diagnostic performance of the current, not yet final, MelaFind system compared to visual examinations by expert dermatologists, the current standard of care for melanoma detection. The multi-center study evaluated 562 skin lesions including 54 melanomas. Fifty-three of fifty-four melanomas were detected by study dermatologists, who missed an invasive melanoma, and by MelaFind, which missed a melanoma in situ. The specificity achieved by MelaFind was 45.1% while the specificity achieved by study dermatologists was 20.0% (p < 0.0001). The over-biopsy ratio for study dermatologists was 7.3:1, as compared to 5:1 for MelaFind.
Dr. Dina Gutkowicz-Krusin presented additional data in a poster entitled “Evaluation of Clinical and Quantitative ABCD Characteristics of Pigmented Skin Lesions in the Diagnosis of Melanoma.” In this technical study, clinical ABCD determination by experts who pioneered the ABCD criteria was compared with quantitative ABCD assessment by MelaFind. The authors concluded that there is appreciable but not complete overlap between the sets of lesions identified as being at risk for melanoma by clinical ABCD by expert dermatologists compared with quantitative ABCD using MelaFind. The study further demonstrated that quantitative ABCD characteristics have very high sensitivity to melanoma.
Included in a presentation made by Dr. Robert J. Friedman were results from a readers study of 99 small lesions (2mm to 6mm in maximum dimension), consisting of 49 melanomas and 50 non-melanomas from the MelaFind database. The study evaluated diagnostic performance of MelaFind compared to nine independent expert dermatologists. The sensitivity of MelaFind was 98.0%, compared with 70.1% for the experts. Dr. Friedman presented these results on Saturday, March 4, 2006 during his presentation entitled “Clinical Diagnosis of Early Melanoma: The ABCDEs.”
Dr. Friedman, Clinical Associate Professor, Department of Dermatology, New York University Medical School stated, “Dermatologists are increasingly looking to catch melanoma early, and as such, are biopsying lesions smaller than 6 mm. This study demonstrates how difficult it is to identify small, early melanomas and suggests that MelaFind may aid dermatologists in this effort.”
“The data suggests that there’s a role for more objective imaging methods such as MelaFind to increase our ability to identify suspicious lesions earlier and thus improve patient care,” said Dr. Darrell S. Rigel, Clinical Professor, Department of Dermatology New York University Medical School.
About Electro-Optical Sciences
EOS is a medical device company focused on designing and developing a non- invasive, point-of-care instrument to assist in the early diagnosis of melanoma. MelaFind, EOS’s flagship product, features a hand-held imaging device that emits multiple wavelengths of light to capture images of suspicious pigmented skin lesions and extract data. The data are then analyzed against EOS’s proprietary database of melanomas and benign lesions using sophisticated algorithms in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.

Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.
For more information on EOS, visit http://www.eosciences.com.
SOURCE Electro-Optical Sciences, Inc.
CONTACT: David Carey of Lazar Partners Ltd., +1-646-239-6231,
dcarey@lazarpartners.com, for Electro-Optical Sciences, Inc.